Exhibit 23.4
CONSENT OF VARDI, HAUSER, NATIVE & CO.
We consent to the use of our name in Exhibit 8 of the Form T-1 of Ziv Haft Trusts Company Ltd. filed as Exhibit 25.2 of the Registration Statement (Form SB-2) and related Prospectus of TopSpin Medical, Inc. for the registration of 50,000,000 NIS in Convertible Bonds, 25,000,000 Series 2 Warrants and 84,523,809 shares of common stock underlying those Convertible Bonds and Series 2 Warrants and to the use therein of our statement dated August 22, 2007.

September 7, 2007	/s/ Vardi, Hauser, Native & co.
Vardi, Hauser, Native & co.
Certified Public Accountant (isr.)